Exhibit 4.1

CHASE ISSUANCE TRUST

as Issuing Entity

CLASS A(2012-3) TERMS DOCUMENT

dated as of June 18, 2012

to

AMENDED AND RESTATED

CHASESERIES INDENTURE SUPPLEMENT

dated as of October 15, 2004

to

THIRD AMENDED AND RESTATED

INDENTURE

dated as of December 19, 2007

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Indenture Trustee and Collateral Agent

THIS CLASS A(2012-3) TERMS DOCUMENT (this “Terms Document”), among the CHASE ISSUANCE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuing Entity”), having its principal office at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1600, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”) and as collateral agent (the “Collateral Agent”), is made and entered into as of June 18, 2012.

Pursuant to this Terms Document, the Issuing Entity and the Indenture Trustee shall create a new Tranche of CHASEseries Class A Notes and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01 Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement, the Indenture or the Asset Pool Supplement, either directly or by reference therein, have the meanings assigned to them therein;

(3) as used in this Terms Document and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Terms Document or in any such certificate or other document, and accounting terms partly defined in this Terms Document or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Terms Document or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Terms Document or in any such certificate or other document shall control;

(4) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Terms Document shall refer to this Terms Document as a whole and not to any particular provision of this Terms Document; references to any subsection, Section, clause, Schedule or Exhibit are references to subsections, Sections, clauses, Schedules and Exhibits in or to this Terms Document unless otherwise specified; the term “including” means “including without limitation”; references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; references to any Person include that Person’s successors and assigns; and references to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement, the Indenture or the Asset Pool Supplement, the terms and provisions of this Terms Document shall be controlling; and

(6) each capitalized term defined herein shall relate only to the Class A(2012-3) Notes and no other Tranche of CHASEseries Notes issued by the Issuing Entity.

“Asset Pool Supplement” means the Second Amended and Restated Asset Pool One Supplement to the Indenture, dated as of December 19, 2007, by and among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

“Beneficiary” means Chase Bank USA, National Association, in its capacity as beneficial owner of the Issuing Entity.

“Class A(2012-3) Adverse Event” means the occurrence of any of the following: (a) an Early Amortization Event with respect to the Class A(2012-3) Notes, (b) an Event of Default and acceleration of the Class A(2012-3) Notes, (c) the Class A Usage of the Class B Required Subordinated Amount for the Class A(2012-3) Notes becomes greater than zero or (d) the Class A Usage of the Class C Required Subordinated Amount for the Class A(2012-3) Notes becomes greater than zero.

“Class A(2012-3) Note” means any Note, substantially in the form set forth in Exhibit A-1 to the Indenture Supplement, designated therein as a Class A(2012-3) Note and duly executed and authenticated in accordance with the Indenture.

“Class A(2012-3) Noteholder” means a Person in whose name a Class A(2012-3) Note is registered in the Note Register.

“Class A(2012-3) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A(2012-3) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article V thereof.

“Class A Required Subordinated Amount of Class B Notes” is defined in Section 2.02(a).

“Class A Required Subordinated Amount of Class C Notes” is defined in Section 2.02(b).

“Controlled Accumulation Amount” means $125,000,000; provided, however, if the Accumulation Period Length is determined to be less than twelve months pursuant to Section 3.12(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount for any Note Transfer Date with respect to the Class A(2012-3) Notes will be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement.

“Indenture” means the Third Amended and Restated Indenture, dated as of December 19, 2007, between the Issuing Entity and the Indenture Trustee.

“Indenture Supplement” means the Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004, among the Issuing Entity, the Indenture Trustee and the Collateral Agent.

“Initial Dollar Principal Amount” means $1,500,000,000.

“Interest Payment Date” means July 16, 2012 and the 15th day of each month thereafter, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or in the case of the initial Interest Payment Date, from and including the Issuance Date) to but excluding such Interest Payment Date.

“Issuance Date” means June 18, 2012.

“Legal Maturity Date” means June 15, 2017.

“Note Interest Rate” means a rate per annum equal to 0.79%.

“Paying Agent” means Wells Fargo Bank, National Association.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 3.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Record Date” means, for any Note Transfer Date, the last Business Day of the preceding Monthly Period.

“Scheduled Principal Payment Date” means June 15, 2015.

“Stated Principal Amount” means $1,500,000,000.

Section 1.02 Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 1.03 Counterparts. This Terms Document may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.04 Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture, the Asset Pool Supplement and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as so supplemented by the Asset Pool Supplement and the Indenture Supplement as so supplemented by this Terms Document shall be read, taken and construed as one and the same instrument.

[END OF ARTICLE I]

ARTICLE II

The Class A(2012-3) Notes

Section 2.01 Creation and Designation. There is hereby created a Tranche of CHASEseries Class A Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “CHASEseries Class A(2012-3) Notes.”

Section 2.02 Specification of Required Subordinated Amount and Other Terms.

(a) For the Class A(2012-3) Notes for any date of determination, the Class A Required Subordinated Amount of Class B Notes will be an amount equal to 8.13953% of (i) prior to the occurrence of a Class A(2012-3) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes on such date of determination or (ii) on and after the date on which a Class A(2012-3) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes on such date of determination and (2) the Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes as of the close of business on the day immediately preceding the date on which such Class A(2012-3) Adverse Event shall have occurred.

(b) For the Class A(2012-3) Notes for any date of determination, the Class A Required Subordinated Amount of Class C Notes will be an amount equal to 8.13953% of (i) prior to the occurrence of a Class A(2012-3) Adverse Event, the Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes on such date or (ii) on and after the date on which a Class A(2012-3) Adverse Event shall have occurred, the greater of (1) the Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes on such date of determination and (2) Adjusted Outstanding Dollar Principal Amount of the Class A(2012-3) Notes as of the close of business on the day immediately preceding the date on which such Class A(2012-3) Adverse Event shall have occurred.

(c) The Issuing Entity may change the percentages or the formulas set forth in either clause (a) or (b) above without the consent of any Noteholder so long as the Issuing Entity has (i) received written confirmation from each Note Rating Agency that has rated any Outstanding Notes that the change in either of such percentages or formulas, as applicable, will not result in a Ratings Effect with respect to any Outstanding Notes and (ii) delivered to the Indenture Trustee and the Note Rating Agencies a Master Trust Tax Opinion and an Issuing Entity Tax Opinion.

Section 2.03 Interest Payment.

(a) For each Interest Payment Date, the amount of interest due with respect to the Class A(2012-3) Notes shall be an amount equal to the one-twelfth of the product of (i) the Note Interest Rate, times, (ii) the Outstanding Dollar Principal Amount of the Class A(2012-3) Notes determined as of the close of business on the Interest Payment Date preceding the related Note Transfer Date for the Class A(2012-3) Notes; provided, however, that for the first Interest Payment Date, the amount of interest due with respect to the Class A(2012-3) Notes shall be $888,750. Interest on the Class A(2012-3) Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(b) Pursuant to Section 3.03 of the Indenture Supplement, on each Note Transfer Date with respect to the Class A(2012-3) Notes, the Indenture Trustee shall deposit into the Class A(2012-3) Interest Funding Sub-Account the portion of CHASEseries Available Finance Charge Collections allocable to the Class A(2012-3) Notes.

Section 2.04 Payments of Interest and Principal.

(a) Any installment of interest or principal payable on any Class A(2012-3) Note which is punctually paid or duly provided for by the Issuing Entity and the Indenture Trustee on the applicable Interest Payment Date or Principal Payment Date shall be paid by the Paying Agent to the Person in whose name such Class A(2012-3) Note (or one or more Predecessor Notes) is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as has been designated by written instructions received by the Paying Agent from such Person not later than the close of business on the third Business Day preceding the date of payment or, if no such account has been so designated, by check mailed first-class, postage prepaid to such Person’s address as it appears on the Note Register on such Record Date, except that with respect to Notes registered on the Record Date in the name of the nominee of Cede & Co., payment shall be made by wire transfer in immediately available funds to the account designated by such nominee.

(b) The right of the Class A(2012-3) Noteholders to receive payments from the Issuing Entity will terminate on the first Business Day following the Class A(2012-3) Termination Date.

Section 2.05 Form of Delivery of Class A(2012-3) Notes; Depository; Denominations.

(a) The Class A(2012-3) Notes shall be delivered in the form of a global Registered Note as provided in Sections 2.02 and 3.01(i) of the Indenture, respectively.

(b) The Depository for the Class A(2012-3) Notes shall be The Depository Trust Company, and the Class A(2012-3) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c) The Class A(2012-3) Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

Section 2.06 Delivery and Payment for the Class A(2012-3) Notes.

The Issuing Entity shall execute and deliver the Class A(2012-3) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A(2012-3) Notes when authenticated, each in accordance with Section 3.03 of the Indenture.

Section 2.07 Supplemental Indenture.

The Issuing Entity may enter into a supplemental indenture with respect to the Class A(2012-3) Notes as provided in Section 9.01 of the Indenture; provided, however, that any supplemental indenture which provides for an additional or alternative form of credit enhancement for the Class A(2012-3) Notes shall, in addition to the requirements set forth in Section 9.01 of the Indenture, require confirmation from the Note Rating Agencies that have rated any Outstanding Notes of the CHASEseries that such change in credit enhancement will not result in a Ratings Effect with respect to any Outstanding Notes of the CHASEseries.

Section 2.08 No Ratings Confirmation Required for Class A(2012-3) Notes.

Notwithstanding Section 3.10(iv) of the Indenture, the Issuing Entity will not be required to obtain written confirmation from each Note Rating Agency that an issuance of a new Tranche of Notes will not have a Ratings Effect on the Class A(2012-3) Notes.

[END OF ARTICLE II]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL
ASSOCIATION, as Beneficiary and not in its individual capacity

By:	/s/ Keith W. Schuck
	Name:	Keith W. Schuck
	Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee and Collateral Agent

By:	/s/ Cheryl C. Zimmerman
	Name:	Cheryl C. Zimmerman
	Title:	Vice President

Chase Issuance Trust

CHASEseries Class A(2012-3) Terms Document

Signature Page